Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-286090, 333-278859, 333-271319, 333-264328, 333-261840, 333-255254, 333-237344, 333-230538, 333-223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, and 333-181327) on Form S-8 and (No. 333-249952) on Form S-3 of Marchex, Inc. of our report dated March 25, 2026, relating to the Consolidated Financial Statements of Marchex, Inc., appearing in this Annual Report on Form 10-K of Marchex, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Los Angeles, California

March 25, 2026